EXHIBIT 10.6
Compensation Arrangements with Remer Y. Brinson, III
Neither Georgia-Carolina Bancshares, Inc. (“Company”), nor First Bank of Georgia (“Bank”), has a written employment agreement with Remer Y. Brinson, III, President and Chief Executive Officer of Georgia-Carolina Bancshares, Inc. and First Bank of Georgia. Mr. Brinson’s current (2011) salary is $282,669 and Mr. Brinson is eligible for an annual incentive award under the Bank’s Annual Incentive Plan, pursuant to which he received $29,646 for his performance in 2010. See Exhibit 10.8 for a description of the Annual Incentive Plan. Mr. Brinson is eligible for stock option grants under the Company’s option plans as determined from time to time by the Board of Directors of the Company. In addition, Mr. Brinson participates in the Bank’s medical, dental, life and disability insurance plans and he may participate in the Company’s 401(k) plan. Mr. Brinson also receives the following perquisites: payment of private and civic club membership dues, provision of an automobile and an automobile allowance. The aggregate value of these perquisites in 2010 was less than $10,000.
Mr. Brinson entered into a Severance Protection Agreement with the Bank, which entitles him to certain payments following a change in control of the Company. The Severance Protection Agreement was filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 as Exhibit 10.6.